Exhibit 10.1
FIVE9, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
1. Purposes of the Plan. The Plan is intended to provide incentives for superior work and to motivate executive officers of the Company toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives.
2. Definitions.
(a) “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period as determined by the Committee pursuant to its authority in the Plan and under its charter.
(b) “Affiliate” means any corporation or other entity (including, but not limited to, limited liability companies, partnerships and joint ventures) controlled by the Company.
(c) “Board” means the Board of Directors of the Company.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Committee” means the Compensation Committee of the Board.
(f) “Company” means Five9, Inc., a Delaware corporation, or any successor thereto.
(g) “Executive” means any “executive officer”, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, of the Company selected by the Committee to participate in the Plan.
(h) “Fiscal Year” means the fiscal year of the Company.
(i) “Participant” means as to any Performance Period, an Executive who has been selected by the Committee for participation in the Plan for that Performance Period.

(j) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods and may be of varying and overlapping duration, at the sole discretion of the Committee.
(k) “Plan” means this Executive Incentive Compensation Plan, as hereafter amended from time to time.
(l) “Target Award” means the target award, at 100% of target level performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).

3. Selection of Participants and Determination of Awards.
(a) Selection of Participants. The Committee, in its sole discretion, will select the Executives who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Executive who is a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
(b) Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant (which may be expressed as a percentage of a Participant’s average annual base salary for the Performance Period or a fixed dollar amount or such other amount or based on such other formula as the Committee determines).
(c) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a Participant’s Actual Award. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

(e) Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals (if any) applicable to any Target Award (or portion thereof) which may include, without limitation: earnings (including earnings per share and net earnings), earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization (“EBITDA”), any measure of adjusted EBITDA as defined and determined by the Committee and/or publicly reported by the Company, total stockholder return, either absolutely or relative to an index, return on equity or average stockholder’s equity, return on assets, investment, or capital employed, stock price, margin (including gross margin), income (before or after taxes), operating income, operating income after taxes, pre-tax profit, sales or revenue targets, increases in revenue or components of revenue, expenses and cost reduction goals, improvement in or attainment of working capital levels, economic value added (or an equivalent metric), market share, cash flow, operating cash flow, cash flow per share, free cash flow (operating cash flow less capital expenditures and capitalized software), normalized cash flow (EBITDA less debt service), share price performance, either absolutely or relative to an index, debt reduction, employee retention, stockholders’ equity, capital expenditures, debt levels, operating profit or net operating profit, workforce diversity, growth of net income or operating income, billings, bookings, any other business or financial metric approved by the Committee, and individual objectives such as MBOs, peer reviews or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. Any criteria used may be measured on such basis as the Committee determines, including but not limited to, as applicable, on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or other sub-divisions of the Company’s business, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(c). The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

4. Payment of Awards.
(a) Right to Receive Payment. Actual Awards will only be paid to Participants who remain employed with the Company or an Affiliate through the date such Actual Award is paid, unless otherwise determined by the Committee. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which they may be entitled.
(b) Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the end of the Performance Period to which the Actual Award relates and after the Actual Award is approved by the Committee, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Participant’s Actual Award is first no longer subject to a “substantial risk of forfeiture” for purposes of Code Section 409A.

It is the intent that this Plan be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(c) Form of Payment. Each Actual Award will generally be paid in cash in a single lump sum. The Committee reserves the right to settle an Actual Award, in full or in part, with a grant of vested shares of the Company’s common stock under the Company’s then-current equity compensation plan.
5. Plan Administration.
(a) Committee is the Administrator. The Plan will be administered by the Committee.
(b) Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Executives will be granted awards, (ii) prescribe the terms and conditions of awards, including the Performance Period, and determine Actual Awards (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Executives who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (vi) interpret, amend or revoke any such rules, and (vii) establish the terms for any bonus pool, as applicable.
(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d) Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan consist with the terms of its charter.

6. General Provisions.
(a) Tax Withholding. The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.
(b) No Effect on Employment or Service. Nothing in the Plan, any award agreement or any other instrument executed thereunder or in connection with any award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the award was granted or will affect the right of the Company or an Affiliate to terminate the employment of a Participant with or without notice and with or without cause.
(c) Participation. No Executive will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d) Successors. All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e) Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during their lifetime only to the Participant.
(f) Clawback/Recovery. All awards made under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or that is otherwise adopted by the Company. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”
7. Amendment, Termination, and Duration.
(a) Amendment, Suspension, or Termination. The Board and/or the Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

(b) Duration of Plan. The Plan will commence on the date first adopted and/or ratified by the Board or the Compensation Committee of the Board, and subject to Section 7(a) (regarding the Board and/or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter.
8. Legal Construction.
(a) Number. Except where otherwise indicated by the context, the plural will include the singular and the singular will include the plural.
(b) Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the illegal or invalid provision shall be replaced with a legal and valid provision that as closely as possible reflects the intent of this Plan.
(c) Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(d) Governing Law. The law of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
(e) Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.
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